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                                                                      Exhibit 18

April 5, 2004

Mr. Michael J. Kincaid
Vice President - Finance & Chief Accounting Officer
Chico's FAS, Inc.
11215 Metro Parkway
Ft. Myers, Florida 33912

Note 1 to the Consolidated Financial Statements of Chico's FAS, Inc. (the "Company") incorporated by reference in its Form 10-K for the year ended January 31, 2004, describes a change in the method of accounting for inventories from the last-in, first-out (LIFO) method to the weighted average cost method.

There are no authoritative criteria for determining a "preferable" inventory accounting method based on the particular circumstances; however, we conclude that such change in method of accounting for inventories is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

                                         Very truly yours,

                                         /s/ Ernst & Young LLP
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